                               KLEINERT'S, INC.
                         MEETINGHOUSE BUSINESS CENTER
                            120 W. GERMANTOWN PIKE
                     PLYMOUTH MEETING, PENNSYLVANIA 19462
                                    ------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD APRIL 20, 1995
                                    ------

   The annual meeting of shareholders of Kleinert's, Inc. (the "Company") will be held at 10:00 a.m. on April 20, 1995 at the Locust Club of Philadelphia, 1614 Locust Street, Philadelphia, Pennsylvania 19103, for the following purposes:

       1. To elect directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

       2. To transact such other business as may properly come before the meeting.

   The Board of Directors has fixed the close of business on March 17, 1995 as the record date for the meeting. Only shareholders of record as of that date are entitled to notice of and to vote at the meeting and any adjournment and postponement thereof.

   The accompanying form of proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the meeting.

   You are cordially invited to attend the meeting. Whether or not you plan to be present, please promptly sign, date and mail the enclosed proxy in the enclosed return envelope which requires no postage if mailed within the United States.

                                                       E. GERALD RIESENBACH,
                                                       Secretary


March 24, 1995

                               KLEINERT'S, INC.
                         MEETINGHOUSE BUSINESS CENTER
                            120 W. GERMANTOWN PIKE
                     PLYMOUTH MEETING, PENNSYLVANIA 19462
                                    ------
                               PROXY STATEMENT
                                    ------
                        Annual Meeting of Shareholders
                          to be held April 20, 1995

                             GENERAL INFORMATION

   This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Kleinert's, Inc. (the "Company") for use at the Company's annual meeting of shareholders (the "Meeting") to be held on the date, at the time and place and for the purposes set forth in the foregoing notice. This proxy statement, the foregoing notice and the enclosed proxy are being mailed to shareholders on or about March 24, 1995.

   If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "FOR" the nominees of the Board of Directors in the election of directors. Management does not intend to bring any matter before the Meeting other than as indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters. Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

                 OUTSTANDING VOTING SECURITIES, VOTING RIGHTS
                          AND PRINCIPAL SHAREHOLDERS

VOTING SECURITIES


   Holders of record of the Company's common stock at the close of business on March 17, 1995, the record date for the Meeting, will be entitled to vote on all matters brought before the Meeting. Each shareholder will be entitled to one vote for each share of common stock held by him. Shareholders are not entitled to cumulative voting rights in the election of directors. On the record date for the Meeting, there were outstanding 3,331,431 shares of common stock of the Company, and 1,665,716 shares are necessary to constitute a quorum for the Meeting. Abstentions and broker non-votes will be included for purposes of determining a quorum for the Meeting but will not be considered as a vote in opposition of any matter on which a vote is taken at the Meeting.


SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information concerning the holdings of each person who was known to the Company to be the beneficial owner of more than five percent (5%) of the Company's common stock and all shares beneficially owned by each director, each nominee for director, each executive officer and by all directors and executive officers as a group at the close of business on the record date, March 17, 1995. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his name, except as otherwise noted.

 Title of Class            Name of Beneficial Owner            Number of Shares   Percent of Class
---------------   -----------------------------------------   ----------------    ----------------
   Common Stock   Jay B. Andrews                                     62,500(1)           1.8%
   Common Stock   Jack Brier                                      1,323,847(2)          35.7%
   Common Stock   Kenneth Brier                                      71,872(3)(4)        2.1%
   Common Stock   Joseph J. Connors                                  46,100(5)           1.4%
   Common Stock   Bernhardt Denmark                                  50,000(3)           1.5%
   Common Stock   William Forman                                    200,000(6)           6.0%
   Common Stock   Nathan Greenberg                                   29,000              0.9%
   Common Stock   Marvin Grossman                                   126,250(7)           3.8%
   Common Stock   E. Gerald Riesenbach                                 --                 --
                  Estate of Louis Yaeger in care of The Bank
   Common Stock   of New York                                       270,785(8)           8.1%
                  All Directors and Executive Officers as a
   Common Stock   Group (nine persons)                            1,909,569(1)-(7)      53.2%


------
(1) Represents immediately exercisable options to purchase 62,500 shares of common stock granted under the 1991 Incentive Stock Option Plan. (See "Management Compensation").


(2) Includes 47,822 shares of common stock owned by Mr. Brier's wife as to which Mr. Brier disclaims any beneficial interest. Also includes immediately exercisable options to purchase 375,000 shares of common stock granted under a Non-Statutory Stock Option Agreement. See "Management Compensation." The address of Mr. Brier is c/o Kleinert's, Inc., 120 W. Germantown Pike, Plymouth Meeting, Pennsylvania 19462.

(3) Includes immediately exercisable options to purchase 25,000 shares of common stock granted under Non-Statutory Stock Option Agreements to each of Messrs. Kenneth Brier and Denmark.

(4) Includes 400 shares of common stock owned by Mr. Brier's wife for herself and 900 shares of common stock owned by their minor children, as to which Mr. Brier disclaims any beneficial interest.


(5) Includes immediately exercisable options to purchase 25,000 shares of common stock granted under the 1991 Incentive Stock Option Plan. (See "Management Compensation").


(6) The address of Mr. Forman is 8302 Old York Road, B66, Elkins Park, Pennsylvania 19117.


(7) Includes immediately exercisable options to purchase 37,500 shares of common stock granted under the 1991 Incentive Stock Option Plan. (See "Management Compensation").


(8) The address of The Bank of New York is 48 Wall Street, New York, NY 10015.

                            ELECTION OF DIRECTORS

   The Company's By-laws provide that the Board of Directors has the authority to determine the number of the Company's directors, provided that the number not be less than three or more than eleven. The Board has fixed the number of directors at eight, each of whom will be elected at the Meeting to serve until the next annual meeting of shareholders and until his successor is elected and qualified. All of the present directors are nominees for election as directors. Election of each director requires the affirmative vote of a majority of the voting stock of the Company which is present in person or by proxy at the Meeting. As stated above, the enclosed proxy will be voted FOR the election as directors of such persons unless a contrary instruction is given.

   Management believes that all of the nominees are willing and able to serve the Company as directors. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof, other nominees are designated, the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment. The Board of Directors does not have a nominating committee.

   The following is a description of the nominees for election as directors and of the executive officers of the Company:

   Jay B. Andrews, age 50, became a director in February 1988. Since July 1987 Mr. Andrews has been employed as Executive Vice President of Sales and Marketing for Kleinert's, Inc. of Alabama, the Company's wholly-owned subsidiary. Prior to his employment with the Company, Mr. Andrews was employed by Health-tex, Inc. for 16 years where he held several positions, the most recent of which was Senior Vice President and General Sales Manager.


   Jack Brier, age 69, has been Chairman of the Board and Chief Executive Officer of the Company since 1969. Mr. Brier also is Chairman and Chief Executive Officer of Scott Mills, Inc., positions he has held since the inception of that company. (See "Certain Relationships and Related Transactions").


   Kenneth Brier, age 45, became a director in January 1985. Since December 1991, Mr. Brier has been the President and Chairman of the Board of Mountbatten, Inc., a standard Pennsylvania domiciled surety company. Mr. Brier also has been President of Hammarskjold of Jonkoping Incorporated, a real estate development corporation, since July 1985. Mr. Brier is the son of Jack Brier.

   Joseph J. Connors, age 38, became Executive Vice President and Assistant Secretary of the Company in December 1993. Previously, Mr. Connors was Vice President-Finance from December 1986 to November 1993, and Treasurer from January 1983 to November 1986. Mr. Connors is also a director of Mountbatten, Inc. and Scott Mills, Inc. (See "Certain Relationships and Related Transactions").

   Bernhardt Denmark, age 77, became a director in March 1992. Mr. Denmark, a former President of International Playtex Corporation, previously served as a director of the Company from 1983 to 1986. Mr. Denmark is Chairman of the Board and Chief Executive Officer of Xsirius, Inc., a high-technology research and development company. He also serves as a director of Advanced Photonix, Inc., a manufacturer of solid state photodetection devices, and as a trustee of Mark Centers Trust, a Maryland real estate investment trust.

   William Forman, age 62, became a director in February 1988. Mr. Forman, has been a private investor since 1984. Mr. Forman also serves as a director of Scott Mills, Inc. (See "Certain Relationships and Related Transactions").


   Nathan Greenberg, age 73, became a director in March 1992. Mr. Greenberg founded the accounting firm of Greenberg, Rosenblatt, Kull & Bitsoli, P.C. in Worcester and Springfield, Massachusetts, in 1958 and has been a member of that firm since its founding. Mr. Greenberg is a member of the American Institute of Certified Public Accountants and Massachusetts and Florida Societies of CPAs. He also is a director of Xsirius, Inc. (See "Certain Relationships and Related Transactions").


   Marvin Grossman, age 57, became a director in December 1981. Since 1982, Mr. Grossman has served as President and a director of Kleinert's, Inc. of Alabama.

   E. Gerald Riesenbach, age 56, became a director in April 1989. Since February 1995, Mr. Riesenbach has been a partner in the law firm of Cozen and O'Connor, general counsel to the Company. Previously, and for more than five years, he had been a partner in the law firm of Wolf, Block, Schorr and Solis-Cohen. He also is a director of Diagnostek, Inc., a provider of mail pharmacy services and contract pharmacy management services, and of Scott Mills, Inc. (See "Certain Relationships and Related Transactions").

COMMITTEES

   The Board of Directors maintains an Audit Committee to review findings and recommendations of the Company's independent public accountants. During fiscal year 1994, Kenneth Brier and Nathan Greenberg constituted the committee. The committee did not meet during fiscal year 1994.

   The Compensation Committee is empowered to review the performance of executive personnel other than the members of the committee and award appropriate bonuses. During fiscal year 1994, Messrs. Forman, Greenberg and Riesenbach served on the committee. The committee met once during fiscal year 1994.

   A Stock Option Committee recommends to the Board of Directors those executive officers to whom stock options should be granted and the number of shares of common stock to which such options should be subject. During fiscal year 1994, Messrs. Jack Brier and Riesenbach served on the committee. The committee met once during fiscal year 1994.

BOARD MEETINGS

   The Board of Directors held four meetings during the fiscal year ended December 3, 1994. None of the current directors attended less than 75% of the aggregate number of meetings held by the Board and by the committees on which such directors served.

COMPENSATION OF DIRECTORS


   Bernhardt Denmark, Nathan Greenberg, Kenneth Brier and William Forman each received $1,000 for each meeting of the Board of Directors and each committee meeting of the Board which they attended. They also received an annual retainer of $10,000 each. No other directors received compensation in their capacity as such during fiscal year 1994; however, directors are reimbursed for travel and lodging in connection with meeting attendance.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Jack Brier, Chairman of the Board and Chief Executive Officer of the Company, also is Chairman of the Board and Chief Executive Officer of Scott Mills, Inc. Mr. Brier also serves as a member of the Stock Option Committee of the Company.


   Joseph J. Connors, Executive Vice President of the Company, is a director and member of the Stock Option Committee of Scott Mills, Inc. In his prior position of Vice President -- Finance of the Company, Mr. Connors oversaw the financial and accounting functions of Scott Mills when it was a division of the Company prior to the spin-off of that division's assets to Scott Mills, Inc. (See "Certain Relationships and Related Transactions").

   E. Gerald Riesenbach, a member of the Compensation and Stock Option Committees of the Company, is also a member of the Stock Option Committee of Scott Mills, Inc. Mr. Riesenbach also serves as a partner in the law firm of Cozen and O'Connor, outside general counsel to the Company.


   William Forman, a member of the Company's Compensation Committee, also is a member of the Board of Directors of Scott Mills, Inc.

                           MANAGEMENT COMPENSATION

                          SUMMARY COMPENSATION TABLE

   The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and to each of the Company's other executive officers whose salary and bonuses during fiscal year 1994 exceeded $100,000.


                                                                                                Long-Term
                                                                                              Compensation
                                                        Annual Compensation              ---------------------
                                           -------------------------------------------          Number of
      Name and Principal          Fiscal                                 Other Annual     Securities Underlying     All Other
           Position                Year     Salary($)     Bonus($)     Compensation(1)         Options (#)    Compensation($)(2)
-----------------------------   --------   ---------    ------------   ---------------   ---------------------   --------------
Jack Brier(3)  ...............     1994      300,000      124,000(4)          --                   --                98,000
Chairman of the Board;  ......     1993      300,000      110,000(4)          --                   --                  --
Chief Executive Officer  .....     1992      300,000          --              --                   --                  --
Marvin Grossman  .............     1994      298,000          --           34,353(5)               --                35,000
President of Kleinert's, Inc.      1993      275,000       25,000          26,727(5)               --                  --
of Alabama  ..................     1992      271,667          --           37,793(5)           37,500 (6)              --
Jay Andrews  .................     1994      298,000          --              --                   --                  --
Executive Vice President of  .     1993      275,000       25,000             --                   --                  --
Kleinert's, Inc. of Alabama  .     1992      272,917          --              --               62,500 (6)              --
Joseph J. Connors  ...........     1994      190,000          --              --                   --                 8,750
Executive Vice President  ....     1993      158,333          --              --                   --                  --
                                   1992      138,333          --              --               25,000 (6)              --

------
(1) Except as set forth in the above table regarding Marvin Grossman, such compensation did not exceed for any named officer the lesser of $50,000 or 10% of such officer's total annual salary and bonus for 1994.

(2) Represents annual pre-retirement death benefits and annual retirement benefits payable under the Company's Supplemental Income Plan, all of which are payable under a 15-year certain and life annuity. Mr. Brier's benefit becomes payable at age 70. Mr. Grossman's benefit becomes vested ratably through 1995. Mr. Connors' benefit becomes vested at age 65.

(3) Mr. Brier also devotes significant time to Scott Mills, Inc. as its Chairman and Chief Executive Officer. The compensation set forth opposite Mr. Brier's name in the table above reflects compensation paid by the Company only. See "Certain Relationships and Related Transactions").


(4) See "Employment Agreement."

(5) Includes the value of commissions paid to Mr. Grossman ($37,693 in 1992, $26,492 in 1993 and $34,143 in 1994).


(6) Represents options granted April 16, 1992, which vested in three equal cumulative annual installments commencing on the date of grant.

                      FISCAL YEAR END 1994 OPTION VALUES

   The following table sets forth certain information relating to the number and value of unexercised options at December 3, 1994. No options were granted to, and no outstanding options were exercised by, the named executive officers during fiscal year 1994.

                      Number of Securities Underlying      Value of Unexercised
                            Unexercised Options            In-The-Money Options
                            at December 3, 1994            at December 3, 1994
                        (Exercisable/Unexercisable) (Exercisable/Unexercisable)(1)
                     -------------------------------   --------------------------
Jack Brier  .......             375,000/ --                   $4,743,750/--
Marvin Grossman  ..              37,500/ --                      388,125/--
Jay Andrews  ......              62,500/ --                      646,875/--
Joseph J. Connors                25,000/ --                      258,750/--

------
(1) Values are calculated by subtracting the exercise price from the fair market value of the common stock at December 3, 1994.

EMPLOYMENT AGREEMENT


   In November 1994, Jack Brier, Chairman of the Company's Board of Directors and Chief Executive Officer, entered into a three-year employment agreement with the Company pursuant to which Mr. Brier is paid an annual salary of $400,000. Pursuant to his current employment agreement and his prior employment agreement, Mr. Brier is entitled to receive an incentive bonus equal to 3.1% of the Company's pre-tax income in excess of $1,901,000 (representing pre-tax income for fiscal year 1989) for any fiscal year ending during the employment term. Mr. Brier did not receive a bonus in fiscal year 1992. In fiscal year 1993, Mr. Brier earned a bonus of $110,000, which was paid in fiscal year 1994. In fiscal year 1994, Mr. Brier earned a bonus of $124,000, which was paid in fiscal year 1995.


PENSION PLANS

   The Company has a retirement program for substantially all of its employees, including officers and directors who are employees, subject to certain age and service requirements. The retirement program is composed of a formula, which is .8% of annual earnings for each year of service. Normal retirement is at age 65.


   Total projected annual pension benefits at age 65 for Messrs. Brier, Connors, Grossman and Andrews approximate $25,903, $40,224, $23,100 and $28,230, respectively, and estimated credited years of service for each is 12, 38, 20 and 22 years, respectively.


           REPORTS OF THE COMPENSATION AND STOCK OPTION COMMITTEES
                                      ON
                            EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors (the "Compensation Committee"), composed of outside directors of the Board of Directors of the Company, reviews the performance of the Company's executive personnel, develops and makes recommendations to the Board with respect to executive compensation policies and is empowered by the Board to award appropriate bonuses. The Stock Option Committee of the Board of Directors (the "Option Committee"), composed of disinterested persons (as defined under Rule 16b-3 of the Securities Exchange Act of 1934), recommends to the Board those executive officers to whom stock options should be granted and the number of shares of common stock to which such options should be subject. (The Compensation Committee and the Option Committee are sometimes together referred to herein as the "Committees.")

   The Committees have access to independent compensation data and are authorized, if determined appropriate in any particular case, to engage outside compensation consultants.

   The objectives of the Committees are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance, and to fix a portion of compensation to the outcome of corporate performance.

   The executive compensation program is generally composed of base salary, discretionary bonuses and long term incentives in the form of stock options. The compensation program also includes various benefits, including a supplemental retirement income plan, health insurance plan and a pension plan in which substantially all of the Company's employees participate.

   Base salary levels for the Company's executive officers are competitively set relative to salaries of officers of companies comparable to the Company in business, size and location. In the case of the Chief Executive Officer of the Company, base salary is fixed by an employment contract over a multi-year period. In November, 1994, the Compensation Committee recommended to the Board of Directors the terms of a new employment agreement for Jack Brier, the Company's Chief Executive Officer. Compensatory terms under the employment agreement were determined on the basis of Mr. Brier's prior employment agreement with the Company, his contributions to the Company and the base salary and other benefits typically granted to chief executive officers of companies within the Company's industry and within the Company's proximate geographic area.


   In other cases, base salary levels are fixed on an annual basis by the Chief Executive Officer of the Company. In each instance, base salary takes into account individual experience and performance specific to the Company. Other than for the Chief Executive Officer, whose annual bonus is fixed by contract and determined by reference to an amount by which pre-tax income for any fiscal year exceeds a predesignated threshold, the Compensation Committee is empowered, upon recommendation by the Chief Executive Officer of the Company, to recommend for full Board approval the payment of cash bonuses to other executive officers of the Company. Bonus levels typically are based on factors relating to overall corporate performance, division and/or identified product line performance and personal performance. Factors reviewed in determining corporate, divisional and product line performance are generally based on achievement of preset financial objectives, for example, by reference to sales and operating profit targets established on an annual and quarterly basis by the Board of Directors. Factors determinative of personal performance include participation and contribution in strategic and business plan objectives, organizational and management development and progress and other similar more qualitative factors. The payment of all cash bonuses, other than to the Chief Executive Officer which is determined by contract, are entirely discretionary. Mr. Brier earned a bonus for both fiscal years 1993 and 1994 under the terms of his employment agreement and two other officers were granted bonuses for fiscal year 1993 which were paid during fiscal year 1994.


   The Option Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Company's shareholders and, therefore, periodically recommends to the Board of Directors grants of stock options to the Company's executive officers. Stock options are granted typically at prevailing market price and, therefore, will only have value if the Company's stock price increases over the exercise price. The Option Committee believes that the grant of stock options provides a long term incentive to such persons to contribute to the growth of the Company and establishes a direct link between compensation and shareholder return, measured by the same index used by shareholders to measure Company performance. The terms of options granted by the Board of Directors, including vesting, exercisability and option term, are determined by the Board of Directors upon recommendation by the Option Committee, which recommendation is based upon relative position and responsibility of each executive officer, historical and expected contributions of each officer to the Company, previous option grants to executive officers and a review of competitive equity compensation for executive officers of similar rank in companies that are comparable to the Company's industry, geographic location and size. For information regarding recent options granted to the Company's executive officers, reference is made to the table set forth in the proxy statement under the caption "Management Compensation."

 Compensation Committee:                        Stock Option Committee:
 E. Gerald Riesenbach, Chairman                 E. Gerald Riesenbach, Chairman
 William Forman, Member                         Jack Brier, Member
 Nathan Greenberg, Member

                           STOCK PERFORMANCE GRAPH


   The graph below compares the cumulative total shareholders' return on the common stock of the Company for the last five fiscal years with the cumulative return on the S&P 500 Index, the S&P Midcap 400 Index and the S&P Textile-Apparel Manufacturers Index over the same period (assuming the investment of $100 in the Company's common stock and such indices during the fiscal years 1989-1994):


$310 |-----------------------------------------------------------------------|
     |                                                                       |
     |                                                                       |
$290 |-----------------------------------------------------------------------|
     |                                                                     * |
     |                                                                       |
$270 |-----------------------------------------------------------------------|
     |                                                                       |
     |                                                                       |
$250 |-----------------------------------------------------------------------|
     |                                                                       |
     |                                                                       |
$230 |-----------------------------------------------------------------------|
     |                                                                       |
     |                                                                       |
$210 |---------------------------------------------------------*-------------|
     |                                                                       |
     |                                                                       |
$190 |-----------------------------------------------------------------------|
     |                                                         #           # |
     |                                                                       |
$170 |-----------------------------------------------------------------------|
     |                                             #                         |
     |                                            *$           @           @ |
$150 |-----------------------------------------------------------------------|
     |                                             @                         |
     |                                                                       |
$130 |-------------------------------#---------------------------------------|
     |                               $                                       |
     |                               @                                     $ |
$110 |---------------------------------------------------------$-------------|
     | $                             *                                       |
     | @              @                                                      |
 $90 |-*--------------#------------------------------------------------------|
     | #              *                                                      |
     |                $                                                      |
 $70 |----------------|--------------|-------------|-----------|-------------|
   1989             1990           1991          1992        1993         1994


                                 Base
                                Period     Return    Return     Return     Return     Return
Company/Index Name               1989       1990      1991       1992       1993       1994
------------------              ------     ------    ------     ------     ------     ------
KLEINERTS INC.                   100       85.71     103.97     152.78     210.31     288.13
S&P 500                          100       96.53     116.17     137.62     151.52     153.11
S&P MIDCAP 400                   100       92.88     131.91     159.72     179.76     179.71
S&P TEXTILE -- Apparel Mfrs.     100       80.95     119.16     153.47     110.57     114.89



     Kleinert's = *                           S&P 500 = @
     S&P MIDCAP 400 = #                       TEXTILE  =  $

                        COMPLIANCE WITH SECTION 16(A)
                                    OF THE
                       SECURITIES EXCHANGE ACT OF 1934


   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of the Company's common stock (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, the Company believes that all filings required to be made by the Reporting Persons for the period November 28, 1993 through December 3, 1994 were made on a timely basis.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PLAN OF REORGANIZATION -- SPIN-OFF


   On November 27, 1993, pursuant to a certain Plan of Reorganization, the Company transferred substantially all of the assets of its Scott Mills division, subject to certain liabilities, to Scott Mills, Inc., a Pennsylvania corporation which, at that time, was an indirect wholly-owned subsidiary of the Company.

   On March 15, 1994, the Company distributed, by dividend to its shareholders of record as of November 27, 1993, all of the issued and outstanding common stock of Scott Mills, Inc. (the "Spin-off"). The purpose of the Spin-off was to create two independent companies which would enable the Company to concentrate its resources on its core apparel business, which involves the design, manufacture, marketing and sale of infant's and children's clothing for sale to retailers under both the Company labels and private labels, and would enable Scott Mills, Inc. to concentrate its resources on the textile manufacturing business, which involves the sale of piece goods to apparel manufacturers, including the Company.

   In connection with the Spin-off, the Company contributed $1,300,000 to Scott Mills, Inc., which represented the amount which the Company anticipated was sufficient to meet Scott Mills, Inc.'s cash requirements for its 1994 fiscal year. In addition, the Company retained the accounts receivable of the Scott Mills division and agreed to pay Scott Mills, Inc.'s accounts payable at November 27, 1993.

LOAN AND FINANCING TRANSACTION

   In December 1994, Scott Mills, Inc. obtained a $500,000 subordinated three year loan from the Company which bears interest at 8.5% per annum and is scheduled for repayment in full at the end of its term; interest is paid annually. Also in December of 1994, Messrs. Forman, Greenberg and Riesenbach, together with certain other persons affiliated with the Company advanced loans to Scott Mills, Inc. in the aggregate amount of $500,000. These loans were evidenced by subordinated five year term notes bearing interest at 8.5% per annum. Mr. Forman loaned $25,000 of such amount, Mr. Greenberg loaned $50,000 of such amount and Mr. Riesenbach loaned $10,000 of such amount. The notes are convertible into shares of common stock of Scott Mills, Inc. at a price of $.50 per share.


   In December 1993, Scott Mills, Inc. entered into a factoring agreement with a lender which agreed to make cash advances up to 85% of Scott Mills, Inc.'s accounts receivable. In connection therewith, the Company agreed to indemnify the lender against any liability from certain claims resulting from the transfer of assets from its Scott Mills division to Scott Mills, Inc. pursuant to the Spin-off.

COMMON OFFICERS, DIRECTORS AND SHAREHOLDERS

   Certain of the current directors of the Company and its Chairman (Mr. Jack Brier) also serve as officers, directors or employees of Scott Mills, Inc. and receive compensation from Scott Mills, Inc. for such services. Accordingly, conflicts of interest may arise with respect to future corporate opportunities and other matters in light of their relationship with Scott Mills, Inc. and the Company. Mr. Brier is also the beneficial owner of approximately 32% of the outstanding voting stock of Scott Mills, Inc.

PERFORMANCE OF MANAGEMENT SERVICES

   During fiscal year 1994, the Company provided certain services to Scott Mills, Inc., including financial reporting, insurance, accounting systems, shareholder relations, legal and human resources, and received for such services the sum of $208,000. The Company will continue to assist Scott Mills, Inc. in the administration of certain of these activities and Scott Mills, Inc. will continue to reimburse the Company, at a rate that will depend upon the amount of services provided by the Company, until Scott Mills, Inc. is able to perform the services independently. Scott Mills, Inc. believes it will develop its own computer systems no later than 1995.

OFFICE LEASE

   Scott Mills, Inc. subleases office space from the Company in Plymouth Meeting, Pennsylvania for an annual rental of $14,400. Scott Mills, Inc. uses such space as its executive office.

CUSTOMER AND SUPPLIER RELATIONSHIPS

   The Company was Scott Mills, Inc.'s largest customer during fiscal year 1994 and individually accounted for 36% of Scott Mills, Inc.'s consolidated net sales. The Company expects to purchase from Scott Mills, Inc. in fiscal year 1995 approximately the same quantity of piece goods as it purchased during fiscal year 1994, although there can be no assurance that the Company will continue to purchase from Scott Mills, Inc. the same amount of piece goods that it has purchased in the past.


   The Company has an agreement with Precision Textile Company, Inc. ("Precision Textile"), a Florida corporation, pursuant to which Precision Textile performs contract sewing on behalf of Kleinert's, Inc. of Alabama, the Company's wholly-owned subsidiary. Payments to Precision Textile by the Company's subsidiary accounted for more than ten percent (10%) of the total sales of Precision Textile. The shareholders of Precision Textile are Curt Forman, the son of William Forman, and Doron Matzkin, the son-in-law of Jack Brier.

   Pursuant to an exclusive licensing arrangement between the Company and Hygienics Industries, Inc. ("Hygienics"), the Company's adult incontinence products are distributed through Hygienics. Hygienics is a Pennsylvania corporation, the sole stockholder of which is Michael Brier, the son of Jack Brier. Payments to Hygienics under the license agreement accounted for more than five percent (5%) of the total sales of Hygienics during the fiscal year ended December 3, 1994.


   In general, the Company believes that the terms of the transactions described in this section are at least as favorable as those that might have been obtained from unaffiliated third parties.

                        PROPOSALS OF SECURITY HOLDERS


   All proposals of any holder of the Company's voting securities which the holder desires be presented at the next annual meeting of shareholders and be included in the proxy statement and form of proxy prepared for that meeting must be received by the Company no later than November 24, 1995.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   On November 18, 1994, the Company informed the accounting firm of Price Waterhouse LLP that the Company would not retain it to audit the Company's financial statements for the Company's fiscal year ending December 3, 1994. Price Waterhouse LLP had been the Company's principal accountants for the purposes of auditing its financial statements since the fiscal year ended December 1, 1990. The report of Price Waterhouse LLP on the consolidated financial statements of the Company for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The Company has had no disagreements with its former principal accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to the satisfaction of its former principal accountants, would have caused it to make reference to the subject matter of the disagreements in connection with its report relating to the audits for the Company's two most recent fiscal years or during the period November 28, 1992 to November 18, 1994.

   The Company's decision not to retain Price Waterhouse LLP was not based on the expectation that any such disagreement would arise in connection with the audit of its financial statements for the current fiscal year. The decision not to retain Price Waterhouse LLP was made by the Company's management pursuant to the authority granted to it by the Company's Board of Directors.

   On November 18, 1994, the Company engaged the accounting firm of Ernst & Young LLP as its principal accountants to audit the Company's financial statements for the fiscal year ending December 3, 1994. The Company has not engaged or otherwise consulted with Ernst & Young LLP regarding any matter relating to the Company's financial statements, and no written report or oral advice was provided to the Company by Ernst & Young LLP regarding any decision of the Company as to any accounting, auditing or financial reporting issue. A representative of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement if he desires to do so and to answer appropriate questions.

                           SOLICITATION OF PROXIES

   The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by telephone and personal interviews by officers, directors and regularly engaged employees of the Company. It is not anticipated that anyone will be specifically engaged by the Company or by any other person to solicit proxies. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward this proxy statement to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.

                          ANNUAL REPORT ON FORM 10-K

   THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, AT THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO GERALD MONIGLE, VICE PRESIDENT-FINANCE, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

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                               KLEINERT'S, INC.
           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS--APRIL 20, 1995 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby constitutes and appoints Jack Brier and
    Joseph J. Connors, or either one of them, as proxies, with full power of substitution, to vote all shares of stock of Kleinert's,
    Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders of the Company to be held at The Locust Club of Philadelphia, 1614 Locust Street, Philadelphia, Pennsylvania, at 10:00 a.m. on April 20, 1995,
    or at any adjournments or postponements thereof:
    (1) ELECTION OF DIRECTORS              WITHHOLD AUTHORITY
        FOR all nominees listed below      to vote for all nominees below / /
        (except as marked to the
        contrary below) / /


    J. Andrews, J. Brier, K. Brier, B. Denmark, W. Forman, N. Greenberg,
    M. Grossman, E. G. Riesenbach
    (Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the above list.)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED, OR IF NO SPECIFICATIONS ARE MADE, WILL BE VOTED FOR THE ELECTION OF THE ABOVE NOMINEES FOR DIRECTORS AND TO USE THEIR DISCRETION TO VOTE ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.
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    THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF MEETING
    AND PROXY STATEMENT FURNISHED HEREWITH, AND HEREBY CONFIRMS THAT
    THIS PROXY SHALL BE VALID AND MAY BE VOTED WHETHER OR NOT THE SHAREHOLDER'S NAME IS SET FORTH BELOW OR A SEAL IS AFFIXED OR THE DESCRIPTION, AUTHORITY OR CAPACITY OF THE PERSON SIGNING IS GIVEN OR OTHER DEFECT OF SIGNATURE EXISTS.

                                        Dated:     , 1995

                                        --------------------------------------
                                        Signature of Shareholder

                                        Note: When signing as attorney-in-fact,
                                        executor, administrator, trustee or
                                        guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two or more persons, all such persons should sign.


       Please Date, Sign and Return Promptly in the Enclosed Postage Paid
                                    Envelope

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